Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212809

SUPPLEMENT NO. 1 DATED NOVEMBER 5, 2018 TO PROSPECTUS DATED AUGUST 12, 2016

Up to $7,825,113

Common Stock

        This Supplement No. 1 to Prospectus supplements and amends the Prospectus dated August 12, 2016, or the Prospectus. This Supplement No. 1 to Prospectus should be read in conjunction with the Prospectus dated August 12, 2016 relating to the Sales Agreement described below. This Supplement No. 1 to Prospectus supplements and amends only those sections of the Prospectus listed in this Supplement No. 1; all other sections of the Prospectus remain as is.

        On August 1, 2016, we entered into a Sales Agreement with Cowen & Company, LLC, or Cowen, relating to the offering of up to $40 million of shares of our common stock, par value $0.001 per share, or the Common Stock, offered by the Prospectus. In accordance with the terms of the Sales Agreement, we could offer and sell up to $40 million of our common stock from time to time through Cowen in sales deemed to be an "at the market offering" as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through an exchange, the existing trading market for our common stock, sales made to or through a market maker otherwise than on an exchange, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. As of the date of this Supplement No. 1 to Prospectus, we have sold an aggregate of 1,401,164 shares of our Common Stock pursuant to the Sales Agreement for aggregate gross proceeds of $7,825,113.

        The purpose of this Supplement No. 1 to Prospectus is to reduce the size of the continuous offering by us under the Prospectus to up to $7,825,113 of our Common Stock (inclusive of amounts previously sold thereunder prior to the date hereof), effective on November 5, 2018. As of the date hereof, sales of our Common Stock under the Sales Agreement are currently suspended.

The date of this Supplement No. 1 to Prospectus is November 5, 2018.